United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K
______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
May 31, 2005
__________________________________

MDU COMMUNICATIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

__________________________________

Delaware	0-26053	84-1342898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60-D Commerce Way
Totowa, New Jersey 07512
(Address of principal executive offices including zip code)

(973) 237-9499
Registrant's telephone number, including area code:

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

When MDU Communications International, Inc. (the “Company”) acquired Digital Solutions LLC in April of 2001, it acquired a one-half interest in a joint venture called the Avalon Digital Joint Venture (the “Joint Venture”). On July 28, 2003, the Company purchased the remaining one half interest in the Joint Venture from AvalonBay Cable I, Inc. for approximately $318,000. As of that date, the Joint Venture provided services to approximately 2,084 subscribers in eleven multi-dwelling properties. The purchase agreement included a provision governing the future sale of Joint Venture assets, specifying that in the event of a sale of any of the assets, the proceeds - net of certain of costs for removal of equipment, disconnection fees and penalties, transaction costs and a repayment to the Company of a portion of its purchase price paid - would be split evenly between the Company and the owner of the Joint Venture property involved in the asset sale. As a result, the Joint Venture became a wholly owned Joint Venture of the Company with revenues and expenses being consolidated with other Company revenues and expenses.

On May 31, 2005, the Joint Venture sold 447 digital satellite television subscribers in three properties to Comcast Cable Communications Holdings, Inc. for approximately $2,350 per subscriber. The Company retained ownership of the set-top receivers at the three properties and a significant amount of other satellite equipment. The total cash sales price was $1,050,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Sheldon Nelson
Sheldon Nelson
Chief Executive Officer

Dated: June 13, 2005